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                                                                    EXHIBIT 99.2
                                                                    ------------
                              FOR IMMEDIATE RELEASE
                              ---------------------

CONTACT - CGB&L FINANCIAL GROUP, INC.
MARALYN F. HECKMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
(217) 763-2911

January 12, 2001

                           CGB&L FINANCIAL GROUP, INC.
                          ENTERS INTO LETTER OF INTENT
                                 TO BE ACQUIRED


         Cerro Gordo, Illinois-Maralyn F. Heckman, President and Chief Executive Officer of CGB&L Financial Group, Inc., the parent company of Cerro Gordo Building & Loan, sb today announced that CGB&L had signed a non-binding letter of intent to be acquired by a company controlled by David Movtady. CGB&L will be acquired for cash with each stockholder of CGB&L expected to receive approximately $23.00 per share.

The letter of intent is non-binding in nature and is subject to the satisfactory completion of due diligence and the execution of a mutually acceptable definitive agreement within thirty (30) days. If a definitive agreement is executed, it will be subject to regulatory and CGB&L stockholder approval and other conditions.

         Ms. Heckman stated that the transaction provides Cerro Gordo Building & Loan greater flexibility in responding to the changing financial environment. She added that the price represents more than a 100% increase in the value of CGB&L shares in just over two (2) years since the company converted from a mutual to stock form.

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